EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

Montpelier Re Holdings Ltd.

We hereby consent to incorporation by reference in the registration statement (No. 333-112792) on Form S-3 and (No. 333-103977) on Form S-8 of Montpelier Re Holdings Ltd. of our report dated February 12, 2004, with respect to the consolidated balance sheets of Montpelier Re Holdings Ltd. and its subsidiaries at December 31, 2003 and 2002, and the related consolidated statements of operations and comprehensive income, shareholders’ equity and cash flows for the years ended December 31, 2003 and its 2002 and the period from November 14, 2001 (date of incorporation) to December 31, 2001, and the related financial statement schedules, which report appears in the December 31, 2003 annual report on Form 10-K of Montpelier Re Holdings Ltd.

/S/    PRICEWATERHOUSECOOPERS

Chartered Accountants

Hamilton, Bermuda

March 1, 2004